Exhbit 10.2

RESTRICTED STOCK AGREEMENT
UNDER THE
AMENDED AND RESTATED
CENTURYLINK LEGACY EMBARQ 2008 EQUITY INCENTIVE PLAN
(2010 GRANTS TO FOUR DIRECTORS WHO ARE FORMER EMBARQ DIRECTORS)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of May 21, 2010, by and between CenturyLink, Inc. (“CenturyLink”) and «Director_Name» (“Award Recipient”).

WHEREAS, CenturyLink maintains the Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of CenturyLink (the “Board”) may, among other things, grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to outside directors of CenturyLink, subject to certain restrictions in the Plan and to such other terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;

NOW, THEREFORE, the parties agree as follows:

1.           AWARD OF SHARES

Upon the terms and conditions of the Plan and this Agreement, the Committee as of the date of this Agreement hereby awards to the Award Recipient a total of 2,948 restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 2, 3, and 4 hereof, in installments as follows:

Scheduled Vesting Date	Number of Shares of Restricted Stock
May 15, 2011	982
May 15, 2012	983
May 15, 2013	983

2.           AWARD RESTRICTIONS

Section 2.1                      In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions declared thereon.

Section 2.2                      To the extent the shares of Restricted Stock have not already vested in accordance with Section 1 above, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of:

(a)           the date on which the Award Recipient’s service on the Board terminates as a result of (i) death, (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, or (iii) the ineligibility to stand for re-election due to CenturyLink’s mandatory retirement policy;

(b)           the date, if any, that the Committee elects, in its sole discretion, to accelerate the vesting of such unvested Restricted Stock in the case of retirement from the Board of an Award Recipient on or after attaining the age of 55 with at least six full years of prior service on the Board; or

(c)           the occurrence of a Change of Control of CenturyLink, as described in Section 11 of the Plan.

3.           TERMINATION OF BOARD SERVICE

Except as otherwise provided in Section 2 above, termination of the Award Recipient’s service on the Board for any reason shall automatically result in the termination and forfeiture of all unvested Restricted Stock.

4.           FORFEITURE OF AWARD

Section 4.1                      If, at any time during the Award Recipient’s tenure as a director of the Company or within 18 months after termination of such tenure, the Award Recipient engages in any activity in competition with any activity of CenturyLink or its subsidiaries (collectively, the “Company”), or inimical, contrary, or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s service on the Board for which either criminal or civil penalties against the Award Recipient may be sought; (b) conduct or activity that results in removal of the Award Recipient from the Board for cause; (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs; (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment after the date hereof with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director, or agent of, directly or indirectly soliciting or recruiting any officer of the Company who was employed at any time during the Award Recipient’s service on the Board, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any employment, investment, service, assistance, or other activity that is undertaken at the request or with the written permission of the Board or (ii) any assistance of a competitor that is provided in the ordinary course of the Award Recipient engaging in his or her principal occupation in the good faith and reasonable belief that such assistance will neither harm the Company’s interests in any substantial manner nor violate any of the Award Recipient’s duties or responsibilities under the Company’s policies or applicable law; (f) disclosing or misusing any confidential information or material concerning the Company; (g) engaging in, promoting, assisting, or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the Board; or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then (1) all unvested shares of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient first engages in such activity and (2) all shares of Common Stock acquired by the Award Recipient upon vesting of the Restricted Stock hereunder after the date that precedes by one year the date on which the Award Recipient’s tenure as a director of the Company terminated or the date the Award Recipient first engaged in such activity if no such termination occurs (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities, or other assets received by the Award Recipient upon the sale or transfer of such stock or securities.

Section 4.2                      If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as directors fees, reimbursements, retirement payments, or other compensation or benefits).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

Section 4.3                      The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Board determines in its sole discretion that such action is in the best interests of the Company.

5.           STOCK CERTIFICATES

No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms hereof.  Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected.  Upon the lapse of restrictions on shares of Restricted Stock, CenturyLink shall issue the vested shares of Restricted Stock (either through book-entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his nominee within 30 days, subject to the other terms and conditions hereof.  Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (a) applicable securities laws, (b) CenturyLink’s insider trading policy, and (c) any CenturyLink stock ownership guidelines then in effect for outside directors.

6.           MISCELLANEOUS

Section 6.1                      Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration, or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink.  CenturyLink agrees to use commercially-reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

Section 6.2                      Nothing in this Agreement shall confer upon the Award Recipient any right to continue to serve on the Board, or to interfere in any way with the right of the Company to remove the Award Recipient as a director at any time.

Section 6.3                      Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, and successors.  Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators, or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

Section 6.4                      The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions, and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.  The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan, and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement.  The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives, and successors.

Section 6.5                      Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

Section 6.6                      This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

Section 6.7                      If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 6.8                      The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (a) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (b) by a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

Section 6.9                      The parties agree that the grant to the Award Recipient of 3,161 restricted shares of Common Stock, made under an award agreement dated as of July 2, 2009 (the “2009 Grant”), 1,053 shares of which were vested on May 15, 2010, was erroneously granted under the CenturyLink 2005 Directors Stock Plan (the “Directors Plan”) rather than the Plan.  The parties agree that (a) effective de novo from the date of grant, the 2009 Grant is subject to, and will be governed by, the Plan and (b) any reference to the Directors Plan in the 2009 Grant shall be deemed to refer to the Plan.

[Signature Blocks Intentionally Omitted]